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



FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no                 Washington, D.C. 20549
longer subject to Section      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
16. Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities Exchange Act of
obligations may continue.   1934, Section 17(a) of the Public Utility Holding Company Act of
See Instruction 1(b).         1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of       2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*             The Cooper Companies, Inc. (COO)                      (Check all applicable)
Cooper Life Sciences, Inc.                                                             Director          X  10% Owner
(Last)   (First)   (Middle)                                                        ---                  ---

                                                                                       Officer (give        Other (specify
                                                                                   ---          title   ---        below)
160 Broadway                                                                                    below)
   (Street)                  3. IRS or Social         4. Statement for
                                Security Number of       Month/Year                    -----------------------------------
                                Reporting Person         June 1997
                                (Voluntary)
                                94-2563513

                                                      5. If Amendment,          7. Individual or Joint/Group Filing (Check
                                                         Date of Original          Applicable Line)
                                                         (Month/Year)              ___ Form filed by One Reporting Person
New York,     NY       10038
(City)      (State)     (Zip)                                                      ___ Form filed by more than One Reporting Person






                       Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction   3. Transaction    4. Securities Acquired (A)   5. Amount of    6. Ownership   7. Nature
    (instr. 3)           Date (Month/     Code               or Disposed of (D)          Securities      Form: Direct   of Indirect
                         Day/Year)       (Instr. 8)         (Instr. 3, 4 and 5)          Beneficially    (D) or         Beneficial
                                                                                         Owned at End    Indirect (I)   Ownership
                                       Code    V            Amount   (A) or   Price      of Month        (Instr. 4)     (Instr.4)
                                                                     (D)                 (Instr. 3
                                                                                          and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par       06/09/97       S                 15,000         D     22.625
  value $.10 per        06/09/97       S                  2,000         D     22.75
  share                 06/10/97       S                 13,000         D     22.75
                        06/10/97       S                 15,000         D     22.875
                        06/10/97       S                 15,000         D     23.00
                        06/10/97       S                 15,000         D     23.125
                        06/10/97       S                  2,000         D     23.25
                        06/30/97       S                 13,000         D     23.25          1,357,533       D









Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (over)

                            (Print or Type Responses)

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

FORM 4 (continued)


                      Table   II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                (e.g., puts, calls warrants, options, convertible securities)
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
1. Title of Derivative Security    2. Conversion   3. Transaction   4. Transaction  5. Number of Derivative    6. Date
    (Instr. 3)                        or Exercise     Date             Code            Securities Acquired        Exercisable
                                      price of         (Month/         (Instr. 8)       (A) or Disposed of        and
                                      Derivative       Day/                             (D) (Instr. 3, 4 and      Expiration
                                      Security         Year)                            5)                        Date
                                                                                                                  (Month/
                                                                                                                  Day/
                                                                                                                  Year)
                                                                                                                Date     Expira-
                                                                                                                Exer-    tion
                                                                   Code     V           (A)          (D)        cisable  Date
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




1. Title of Derivative Security    7. Title and    8. Price of      9. Number of   10. Ownership     11. Nature
    (Instr. 3)                         Amount of      Derivative       Derivative      Form of           of Indirect
                                       Underlying     Security         Securities      Derivative        Beneficial
                                       Securities     (Instr. 5)       Beneficially    Security:         Ownership
                                       (Instr. 3                       Owned at        Direct (D)        (Instr. 4)
                                       and 4)                          End of          or
                                                                       Month           Indirect (I)
                                   Title  Amount or                    (Instr. 4)      (Instr. 4)
                                          Number of
                                          Shares
-----------------------------------------------------------------------------------------------------------------------------------



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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

               /s/ Steven Rosenberg                    July 2, 1997
               ------------------------------          ------------
              **Signature of Reporting Person            Date
              Steven Rosenberg
              Vice President                             Page 2

                                      SEC 1474 (7-96)